Exhibit 99.1

Trans World Corporation Announces a One-Year Extension of Its Stock Repurchase Progam

NEW YORK--(BUSINESS WIRE)--October 31, 2013--Trans World Corporation (OTCQB:TWOC) announced today that its Board of Directors has approved a one-year extension to its stock repurchase program which authorizes the repurchase of up to 453,700 shares of the Company’s common stock, $0.001 par value per share (“Common Stock”).

The program, which originally went into effect on November 12, 2012, will expire on November 12, 2013. Under the 2012 repurchase program, the Company had purchased 46,300 shares of its Common Stock as of September 30, 2013 at an average price of $2.60. The Board of Directors has approved the 2013 Repurchase Program that is substantially similar to the 2012 program and that effectively extends the Company’s ability to repurchase its shares, up to the stated limit, until the program’s scheduled expiration on November 13, 2014, unless earlier terminated.

The program does not obligate the Company to acquire any particular amount of Common Stock, and it may be modified, extended, suspended or discontinued at any time.

The timing and amount of repurchases will be determined by the Company, based on a variety of factors, including but not limited to, cash on hand, other investment alternatives, financing alternatives, the trading price of the Common Stock, the liquidity of the Common Stock in the market, and other corporate, economic and market conditions. The Company is not obligated to buy any minimum number of shares in any time period or at all, and will be subject to applicable legal requirements including federal and state securities laws. Purchases may be made in open market transactions effected through a broker-dealer at prevailing market prices, in block trades, or in privately negotiated transactions. Shares may also be purchased pursuant to a trading plan meeting the requirements of Rule 10b5-1 under the Securities Exchange Act of 1934, as amended, which would permit shares to be repurchased when the Company might otherwise be precluded from doing so under insider trading laws.

As of September 30, 2013, Trans World Corporation had 8,825,335 common shares outstanding. Shares purchased by the Company will be retired and returned to the status of authorized but unissued shares of Common Stock.

About Trans World Corporation

Trans World Corporation, founded in 1993, is a publicly traded, U.S. corporation with all of its gaming and hotel operations in Europe. Additional information about TWC and its Czech subsidiaries, American Chance Casinos and Hotel Savannah, can be found at www.transwc.com, www.american-chance-casinos.com and www.hotel-savannah.com (which are not a part of this release).

The press release herein contains certain forward-looking statements and data. For this purpose, any statements and data contained herein that are not historical fact may be deemed to be forward-looking data. Without limiting the foregoing, words such as “may,” “will,” “expect,” “believe,” “anticipates,” “estimates,” or “continue” or comparable terminology or the negative thereof are intended to identify certain forward-looking statements. These statements, by their nature, involve substantial risks and uncertainties, both known and unknown, and actual results may differ materially from any future results expressed or implied by such forward-looking statements. The Company undertakes no obligation to publicly update or revise any forward-looking statements or data whether as a result of new information, future events or otherwise.

CONTACT:
Trans World Corporation
www.transwc.com
Jill Yarussi, 212-983-3355
Manager of Communications
JYarussi@transwc.com
or
Investor Relations Representatives:
The Equity Group Inc.
www.theequitygroup.com
Adam Prior, 212-836-9606
Senior Vice President
APrior@equityny.com
or
Terry Downs, 212-836-9615
Associate
Tdowns@equityny.com